SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 30, 2006
ALION SCIENCE AND TECHNOLOGY CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	333-89756	54-2061691

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 West 35th Street Chicago, IL 60616 (312) 567-4000	1750 Tysons Boulevard Suite 1300 McLean, VA 22102 (703) 918-4480

(Address, including Zip Code and Telephone Number, including
Area Code, of Principal Executive Offices)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.
     On November 2, 2006, Alion Science and Technology Corporation (“Alion” or the “Company”) filed an amended current report on Form 8-K/A to report the sale as of September 30, 2006, of approximately $8.9 million of common stock to the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (the “ESOP Trust”). The Company sold approximately 79,180 shares to the ESOP Trust at $37.06 per share and approximately 147,624 shares at $41.02 per share for aggregate proceeds of approximately $8.9 million. The Company issued an additional 95,610 shares to the ESOP Trust, at a price per share of $41.02 as a contribution to the employee stock ownership plan (“ESOP”) component of the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan (the “KSOP”). The shares of common stock were offered to the ESOP Trust pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933.
Item 8.01 Other Events — September 30, 2006 Valuation.
     Pursuant to the valuation performed to determine the offering price of Alion’s common stock as of September 30, 2006, the price of Alion’s common stock is $41.02 per share. This per share price will remain in effect through the next valuation date, which is scheduled for March 31, 2007. The valuation period ending on March 31, 2007, is the Company’s standard six-month valuation period. In connection with the valuation performed to determine the offering price of Alion’s common stock, State Street Bank and Trust Company, the trustee of the ESOP component of the KSOP (the “ESOP Trustee”), engaged Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) to assist the ESOP Trustee in establishing a value for the Company’s common stock as of September 30, 2006, using the valuation methods listed below:
•	Discounted cash flow analysis;

•	Public company market multiple analysis; and

•	Transaction values and multiples for acquired companies similar to Alion.
     Some of the key factors that contributed to the ESOP Trustee’s decision to select the per share price of $41.02 were: the Company’s increase in revenues; the annual growth of the Company as compared to comparable publicly traded companies; and the highly leveraged capital structure of the Company. Houlihan Lokey prepared a written report, solely for the ESOP Trustee’s use in connection with its administration and operation of the ESOP component of the KSOP. The report contains Houlihan Lokey’s procedures, analyses and opinion as to a range of equity values for the Company’s common stock. The report is subject to the assumptions, limitations and qualifications stated therein and in the retainer agreement between Houlihan Lokey, the ESOP Trustee and the Company. In preparing its report, Houlihan Lokey relied upon the accuracy and completeness of all information it reviewed, including financial projections prepared by management of the Company. There is no assurance that Houlihan Lokey, or any other financial adviser that the ESOP Trustee might choose, would utilize the same process of methodologies in connection with future valuations of Alion common stock or that such advisor(s) would reach conclusions consistent with those presented herein

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 15, 2006

ALION SCIENCE AND TECHNOLOGY CORPORATION
By:	/s/ John M. Hughes
	Name:	John M. Hughes
	Title:	Chief Financial Officer

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